SCHEDULE 14A INFORMATION
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MICROMET, INC.

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MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 27, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Micromet, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 27, 2008 at 1:00 p.m. local time at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland for the following purposes:

1. To elect three Class II directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 28, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Matthias Alder
Secretary

Bethesda, Maryland
April 29, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MICROMET, INC.
6707 Democracy Boulevard
Suite 505
Bethesda, Maryland 20817

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
June 27, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of Micromet, Inc. (sometimes referred to as the “Company” or “Micromet”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournment or postponement of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions contained in these materials to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 29, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 28, 2008 will be entitled to vote at the annual meeting. On this record date, there were 40,828,759 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 28, 2008 your shares were registered directly in your name with Micromet’s transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed in these materials to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 28, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1. Election of three Class II directors to hold office until the 2011 Annual Meeting of Stockholders; and

2. Ratification of the audit committee of the board of directors’ selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, June 26, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 pm, June 26, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Micromet. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 28, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Micromet’s corporate secretary at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2008, to the Company’s corporate secretary, at 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

If you wish to bring business, other than through a stockholder proposal, before the 2009 Annual Meeting of Stockholders, you should deliver your notice to the corporate secretary at the address above not later than the close of business on March 29, 2009 nor earlier than the close of business on February 27, 2009; provided, however, that in the event that the date of the 2009 annual meeting is before May 28, 2009 or after August 26, 2009, your notice must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the date public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of the 2009 annual meeting commence a new time period (or extend any time period) for the giving of your notice as described above.

Your notice must set forth: (a) as to each person whom you propose to nominate for election or re-election as a director, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-101 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that you propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of yours or of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (c) as to you and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) your name and address or that of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by you and such beneficial owner, (iii) a representation that you are a holder of record of stock of the Company entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether you or the beneficial owner, if any, intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by you if you have notified the Company of your intention to present a proposal at the 2009 annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and your proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.

The Company may also require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

You are also advised to review the Company’s Amended and Restated Bylaws, filed with the United States Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K on October 9, 2007, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the three nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection of the Company’s independent accountants, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 40,828,759 shares outstanding and entitled to vote. Therefore, the holders of 20,414,380 shares must be present in person or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2008.

Proposal No. 1

Election Of Directors

Micromet’s board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including any vacancies created by any increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The board of directors presently has nine members. There are three directors in the class whose term of office expires in 2008: Dr. Christian Itin, Dr. Peter Johann and Mr. Joseph P. Slattery. Each of the nominees listed below is currently a director of the company, although only Dr. Itin and Dr. Peter Johann were previously elected by the stockholders. Mr. Slattery was appointed to the board of directors in November 2007, at the recommendation of the nominating & corporate governance committee. Mr. Slattery was brought to the attention of the nominating & corporate governance committee by the Company’s outside counsel. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. All of the current directors of the Company who were in office at the time of the 2007 Annual Meeting of Stockholders attended the annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting. Ages presented are as of April 29, 2008.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Christian Itin, Ph.D.

Christian Itin, Ph.D., age 43, has served as our Chief Executive Officer and as a director since the merger of Micromet AG and CancerVax Corporation in May 2006. Dr. Itin has also served in the following capacities with our subsidiary Micromet AG prior to the merger: Chief Executive Officer from March 2004 to May 2006, Chief Business Officer from April 2002 to March 2004, Vice President of Business and Corporate Development from September 2001 to April 2002, Vice President of Corporate Development from September 2000 to September 2001 and Head of IP and Licensing from September 1999 to September 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc. (Hayward, CA, USA), a protein chip company. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland. In addition, he also performed post-doctoral research at the Biocenter of Basel University and at Stanford University School of Medicine.

Peter Johann, Ph.D.

Peter Johann, Ph.D., age 50, has served as a member of our board of directors since July 2006. Dr. Johann is a Managing General Partner of NGN Capital. He joined NGN Capital from Boehringer Ingelheim where from August 2000 to July 2004 he served as the Division Head of Corporate Development responsible for strategic planning, strategic projects, mergers and acquisitions, business development and licensing. Prior to this, Dr. Johann served from July 1998 to July 2000 at F. Hoffmann-La Roche as Global Business Leader where he led global business teams and was responsible for global marketing of oncology products as well as evaluation of pipeline products from internal and external sources. Dr. Johann joined Roche from Boehringer Mannheim where he was Head of Business Development and Marketing of Molecular Medicine LLC from January 1996 to June 1998. In addition to marketing and licensing activities, Dr. Johann was involved in establishing and managing joint venture companies as a member of the supervisory boards of Molecular Medicine LLC and MolMed SpA. Dr. Johann held various positions in the fields of marketing, sales and business development with Boehringer Mannheim Biochemicals, Kaneka and Röhm between August 1985 and December 1995. Dr. Johann obtained his Ph.D. from the Technical University of Munich. Dr. Johann is a director of NitecPharma AG, a specialty pharmaceutical company located in Switzerland, and of NaniRx Therapeutics, an early stage private company in New York, and has served as a member of the supervisory board of Jerini AG, a publicly held biopharmaceuticals company located in Germany, and an observer to the board of Santhera Pharmaceuticals Holding Ltd., a publicly held Swiss specialty pharmaceutical company.

Joseph P. Slattery

Joseph P. Slattery, age 43, has served as a member of our board of directors since November 2007. Mr. Slattery was Chief Financial Officer and Senior Vice President of Digene Corporation, a publicly held medical diagnostics company that was acquired by Qiagen, N.V. in July 2007, where he was responsible for the financial, accounting, project management, information technology and legal functions. Prior to his appointment as Chief Financial Officer in 2006, Mr. Slattery served as Digene’s Senior Vice President, Finance and Information Systems beginning in 2002, and previously held the positions of Controller and Vice President, Finance since joining Digene in 1996 prior to the company’s initial public offering. Mr. Slattery currently serves as a director and Chairman of the Audit Committee of TranS1, Inc., a publicly traded medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. Mr. Slattery received a B.S. degree in accountancy from Bentley College and is a certified public accountant.

The Board Of Directors Recommends
A Vote in Favor of Each Named Nominee

Directors Continuing in Office Until the 2009 Annual Meeting

David F. Hale

David F. Hale, age 59, has been Chairman of the Board since May 2006. He served as CancerVax’s President and Chief Executive Officer from October 2000 to the closing of the merger with Micromet AG in May 2006, and served as a member of CancerVax’s board of directors from December 2000 to May 2006 when he became Chairman. Mr. Hale was appointed Executive Chairman in December 2007 and Interim Chief Executive Officer in January 2008 of Somaxon Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he was a co-founder and previously Chairman. From January 1998 to May 2000, Mr. Hale served as President and Chief Executive Officer of Women First HealthCare, Inc., a publicly traded specialty pharmaceuticals company. Prior to joining Women First HealthCare, Mr. Hale served from May 1987 to November 1997 as Chairman, President and Chief Executive Officer of Gensia, Inc., a publicly-held biopharmaceutical company, which merged with Sicor, Inc., to form GensiaSicor, Inc., and which was acquired by Teva Pharmaceutical Industries Limited. He also served from February 1987 to September 1995 as Chairman of Viagene, Inc., a publicly held biotechnology company that was acquired by Chiron, Inc. Mr. Hale served from April 1982 to May 1987 as President, Chief Executive Officer and Chief Operating Officer with Hybritech, Inc., a publicly-traded biotechnology company that was acquired by Eli Lilly and Co. in 1986. Prior to joining Hybritech, Mr. Hale served from January 1980 to April 1982 as Vice President, Sales and Marketing and then as Vice President and General Manager with BBL Microbiology Systems, a division of Becton, Dickinson & Co. From March 1971 to December 1980, Mr. Hale held various marketing and sales management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, Inc. Mr. Hale currently serves as Chairman of the board of directors of Santarus, Inc., and as a director of Metabasis Therapeutics, Inc., a publicly traded biopharmaceutical company, as Executive Chairman of SkinMedica, Inc., and as a director of

Verus Pharmaceuticals, Inc. Mr. Hale is also a director of the Biotechnology Industry Organization, BIOCOM, the California Healthcare Institute, the Burnham Institute and is a co-founder and chairman of CONNECT. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh)

Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh), age 70, served as a member of CancerVax’s board of directors from February 2001 to May 2006 and has continued as a director of the Company following the merger with Micromet AG. Prior to the merger, Dr. Carter was a member of the supervisory board of Micromet AG. Dr. Carter is a venture partner at SV Life Sciences Advisers LLP and a member of the advisory board of Paul Capital Royalty Fund. Dr. Carter retired from Zeneca, PLC, a publicly traded global pharmaceutical company and predecessor of AstraZeneca, in 1998, where he had been on the pharmaceutical board. Dr. Carter served at Zeneca as International Medical Director from 1986 to 1989 and as International Marketing Director from 1990 to 1995. Under his direction, Zeneca developed and launched numerous drugs including Casodextm, the most widely prescribed anti-androgen for prostate cancer therapy in the U.S.; Zoladextm, an LHRH analogue for prostate cancer and breast cancer; and Arimidextm, the first new generation aromatase inhibitor for breast cancer. Dr. Carter also contributed to the post-marketing development of tamoxifen, the first selective estrogen receptor modulator approved for the treatment of breast cancer. From 1985 to 1995, Dr. Carter served as a member of the U.K. Government’s Medicines Commission. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd, including head of Medical Development and Medical Affairs and Director of the Pharmaceutical Division. Dr. Carter currently serves as a Director of several European and US biopharmaceutical companies, including Fulcrum Pharmaceuticals PLC, a publicly held company in the United Kingdom, as Chairman of the board of directors of Metris Therapeutics, Ltd., a biotechnology firm specializing in women’s healthcare, and as a member of the boards of directors of Santarus, Inc. and GTx, Inc., both publicly held biotechnology companies. Dr. Carter is an Elected Fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter received a bachelor’s degree in Pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).

John E. Berriman

John E. Berriman, age 60, has served as a member of our board of directors since the closing of the merger with Micromet AG in May 2006. Prior to the merger, Mr. Berriman was a member of the supervisory board of Micromet AG. Since May 2004, Mr. Berriman has been a consultant and a non-executive director of a number of private and public biotech companies, including Algeta ASA (Chairman) and Ablynx NV. He served as executive deputy chairman of Oxxon Therapeutics, Inc. until its sale to Oxford BioMedica in May 2007. Mr. Berriman served as a member of the board of directors of Alnylam Pharmaceuticals, Inc., a publicly held company, from July 2003 until December 2005. From August 2001 until May 2004, Mr. Berriman served as a director of Abingworth Management, a venture capital firm specializing in life science biomedical companies. Mr. Berriman was a consultant to Abingworth Management from March 1997 to August 2001. From 1989 until 1996 Mr. Berriman was an executive director of Celltech plc. He has a degree in Chemical Engineering from the University of Cambridge and an MBA from the London Business School.

Directors Continuing in Office Until the 2010 Annual Meeting

Jerry C. Benjamin

Jerry C. Benjamin, age 67, has served as a member of our board of directors since the merger with Micromet AG in May 2006. Prior to the merger, Mr. Benjamin was a member of the supervisory board of Micromet AG. Mr. Benjamin has been a General Partner of Advent Venture Partners, a venture capital management firm in London, since 1985. Mr. Benjamin also serves on the board of directors of Orthofix International N.V., an international orthopedics company listed on the NASDAQ Global Market. In the past, Mr. Benjamin has been a director of a number of public and private healthcare companies.

Barclay A. Phillips

Barclay A. Phillips, age 45, served as a member of CancerVax’s board of directors from December 2000 to May 2006 and has continued as a director of the Company following the merger with Micromet AG. From 1999 to the present, Mr. Phillips has been a Managing Director of Vector Fund Management. From 1991 to 1999, Mr. Phillips served in various roles including Director of Private Placements and Biotechnology Analyst for INVESCO Funds Group, Inc. From 1985 to 1990, Mr. Phillips held positions in sales and trading with Paine Webber, Inc. and Shearson Lehman Hutton, Inc. Over the last ten years, Mr. Phillips has held board positions for a number of public and private companies and currently serves as a director of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company. Mr. Phillips received a B.A. in economics from the University of Colorado in Boulder.

Otello Stampacchia, Ph.D.

Otello Stampacchia, Ph.D., age 38, has served as a member of our board of directors since the merger with Micromet AG in May 2006. Prior to the merger, Dr. Stampacchia was a member of the supervisory board of Micromet AG. Dr. Stampacchia has been an Adviser to Omega Fund since 2005. The Omega Fund acquires ownership interests in public and private biopharmaceutical and device companies, focusing on Western Europe and the United States. Dr. Stampacchia has been involved in various advisory activities in biotechnology since 2001. Previously, Dr. Stampacchia was a member of the health care Corporate Finance and M&A team at Goldman Sachs International in London, and he also helped initiate the health care investment activities of Index Securities (now Index Ventures). Dr. Stampacchia has a Ph.D. in Molecular Biology from the University of Geneva (Switzerland), a European Doctorate in Biotechnology (EDBT) from the European Association for Higher Education in Biotechnology, and a M.Sc. in Genetics from the University of Pavia (Italy).

Information Regarding the Board of Directors and Corporate Governance

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with the Company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the board has affirmatively determined that all of the Company’s directors, with the exception of Dr. Itin and Mr. Hale, are independent directors within the meaning of the applicable NASDAQ listing standards. Dr. Itin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his current employment with the Company. Mr. Hale is not an independent director as a result of his serving as president and chief executive officer of CancerVax until May 2006.

Meetings of the Board of Directors

The board of directors met fourteen times during the last fiscal year. Each director attended 75% or more of the board meetings held during the period in which he or she was a director. Further, each director attended 75% or more of the aggregate of the meetings of the board and of the committees on which he served.

Information Regarding Committees of the Board of Directors

The board of directors has established three committees: an audit committee, a compensation committee, and a nominating & corporate governance committee. The following table provides membership and meeting information for fiscal year 2007 for each of the board committees:

Nominating &
Corporate
Name	Audit		Compensation		Governance

Mr. Jerry C. Benjamin			X	*	X
Mr. John E. Berriman	X		X
Dr. Michael G. Carter			X		X
Mr. David F. Hale
Dr. Christian Itin
Dr. Peter Johann			X
Mr. Barclay A. Phillips	X				X	*
Mr. Phillip M. Schneider(1)	X	*
Dr. Otello Stampacchia			X
Mr. Joseph P. Slattery	X	*
Total meetings in fiscal year 2007	6		4		9

(1)	Mr. Schneider resigned from the board effective November 16, 2007 and was succeeded by Mr. Slattery on the same date.

*	Committee Chairperson

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The audit committee of the board of directors was established by the board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. In 2007, the audit committee was composed of three directors: Mr. Schneider, who was succeeded as chairman by Mr. Slattery in November 2007, and Messrs. Berriman and Phillips. The audit committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

Pursuant to its charter, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the board of directors and report the results of its activities to the board. In carrying out these responsibilities, the audit committee, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves or rejects transactions between the Company and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	reviews the procedures established by the Company for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s audit committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The board of directors has also determined that Mr. Slattery qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The board made a qualitative assessment of Mr. Slattery’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

The audit committee met six times during fiscal year 2007. The audit committee’s agenda for each meeting was established by the audit committee’s chairman and the Company’s chief financial officer. The audit committee meetings included discussion of significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The audit committee’s meetings included, whenever appropriate, executive sessions in which the audit committee met separately with the Company’s independent auditors and the Company’s chief financial officer.

The audit committee is updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The audit committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

In March, 2008, the audit committee recommended to the board of directors the engagement of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008, and reviewed with senior members of the Company’s financial management team and the independent auditors the overall audit scope and plans and the results of external audit examinations. Although the audit committee has the sole authority to appoint the independent auditors, the audit committee will continue its practice of recommending that the board of directors ask the Company’s stockholders, at the annual meeting, to ratify their appointment of the Company’s independent auditors.

Report of the Audit Committee of the Board of Directors1

As part of its oversight of the Company’s financial statements, the audit committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance, including the audited financial statements for the fiscal year ended December 31,

1 The material in this report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2007. During fiscal year 2007, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the audit committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee also discussed with Ernst & Young AG WPG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young AG WPG to the committee required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T.

Taking all of these reviews and discussions into account, on March 11, 2008, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Mr. Joseph P. Slattery, Chairman
Mr. John E. Berriman
Mr. Barclay A. Phillips

Compensation Committee

During the period from January 1 to June 28, 2007, the compensation committee consisted of four directors: Messrs. Benjamin and Berriman, and Drs. Carter and Stampacchia. On June 28, 2007, the board appointed Dr. Peter Johann as the fifth member of the compensation committee. All members of the Company’s compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards. The compensation committee met four times during the fiscal year. The compensation committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

The compensation committee of the board of directors reviews, recommends for adoption by the board, and oversees the Company’s compensation philosophy, strategy, policies, plans and programs. The functions of this committee include:

•	reviewing and approving corporate performance objectives relevant to the compensation of the Company’s chief executive officer and evaluating his performance in light of these stated objectives;

•	reviewing and approving compensation and management incentive compensation plans for all executive officers, other officers (as such term is defined in Rule 16a-1, promulgated under the Exchange Act), vice presidents, and other employees with a base salary greater than or equal to $250,000, or €180,000 for employees based in Germany;

•	reviewing and, as it deems appropriate, recommending to our board of directors all compensation for any director of the Company, including making recommendations with respect to awards under the Company’s equity incentive plans;

•	reviewing and approving base salaries of the executive officers of the Company, as well as other terms of employment, including severance for the Company’s executive officers;

•	establishing, administering and exercising authority under annual bonus, long-term incentive compensation, stock option, pension, equity incentive award plans, and other similar plans and programs;

•	determining our policy with regard to change of control or “parachute” payments;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	reviewing the Company’s Compensation Discussion and Analysis to consider whether to recommend to the board that it be included in the proxy statement and other filings with the SEC.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times annually and with greater frequency if necessary. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In addition, the compensation committee meets regularly in executive session. The Company’s chief executive officer does not participate in, and is not present during any deliberations or determinations of the committee relating to his compensation. The charter of the compensation committee grants the committee the authority to retain, at the expense of the Company, independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In December 2007, the compensation committee engaged Remedy Compensation Consulting as compensation consultants. The scope and process of the engagement and the recommendations resulting therefrom, as well as the processes and procedures followed by the compensation committee, are discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, compensation adjustments as a result of promotions, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process for setting executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the chief executive officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted.

The specific determinations of the compensation committee with respect to executive compensation for fiscal 2007 are also described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating & Corporate Governance Committee

In 2007, the nominating & corporate governance committee was composed of the following three directors: Messrs. Phillips and Benjamin and Dr. Carter. All members of the nominating & corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The nominating & corporate governance committee met nine times during fiscal year 2007. The nominating & corporate governance committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.micromet-inc.com. The information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

The functions of the nominating & corporate governance committee include:

•	identifying and reviewing qualified candidates to become members of our board of directors;

•	recommending to the board nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or to fill vacancies of our board of directors;

•	conducting an annual review process to assess the performance of the board of directors and the board committees, as well as to assess the level and quality of the interactions between the chief executive officer and the board of directors;

•	making recommendations to the board regarding committee membership; and

•	developing and reviewing our corporate governance guidelines and principles, and if appropriate, recommending changes to such guidelines to our board of directors.

Director Qualifications

The nominating & corporate governance committee’s goal is to assemble a board of directors that brings to our Company a variety of perspectives and skills derived from high quality business and professional experience. The nominating & corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules. The nominating & corporate governance committee also believes it appropriate for our chief executive officer to participate as a member of our board of directors. In evaluating candidates for membership on the board of directors, the nominating & corporate governance committee considers, among other factors, the appropriate size of our board of directors, personal and professional integrity, ethics and values, experience in corporate management, such as serving as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly-held company, diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members, practical and mature business judgment, and experience with relevant social policy concerns. The nominating & corporate governance committee retains the right to modify these qualifications from time to time.

Director Nomination Process

When recommending candidates to the board of directors to be proposed for election at the annual meeting of stockholders, the nominating & corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors who are willing to continue to serve on our board. Current members with qualifications and skills that are consistent with the committee’s criteria for service on our board and who are willing to continue to serve on our board are considered for re-nomination, balancing the value of continuity of service by existing directors with that of obtaining a new perspective. The nominating & corporate governance committee also reviews these incumbent directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. If a director does not wish to continue serving on our board or if our board decides not to re-nominate a director for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria discussed above. The committee generally polls our board and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. In the case of new director candidates, the nominating & corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee reviews the qualifications, experience and background of the candidates. The candidates who the committee considers recommending to the board for election or appointment are interviewed by our independent directors and executive management. In making its determinations, the nominating & corporate governance committee evaluates each individual in the context of our board of directors as a whole and the operating requirements of the Company, with the objective of assembling a group that can best help perpetuate the success of our company and represent the long-term interests of stockholders through the exercise of sound business judgment. In conducting this assessment, the nominating & corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Company, to maintain a balance of knowledge, experience and capability. After review and deliberation of all feedback and data, the nominating & corporate governance committee makes its recommendation to our board of directors. Historically, the nominating & corporate governance committee has not relied on search firms to identify director candidates. The nominating & corporate governance committee may in the future choose to do so in those situations where it believes that particular qualifications are required or that a search firm may be best able to identify appropriate candidates.

In October 2006, the nominating & corporate governance committee adopted the following policy regarding the procedures for considering director candidate recommendations of our stockholders. Stockholders wishing to recommend a candidate for the position as a member of the Company’s board of directors must write to the Company’s corporate secretary at the address set forth on the cover of this proxy statement and include the following information:

a. the stockholder’s name and contact information;

b. a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating & corporate governance committee;

c. the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

d. a statement of the candidate’s educational experience and business experience for at least the previous five years;

e. information regarding each of the qualifications listed above, other than regarding board size and composition, sufficient to enable the nominating & corporate governance committee to evaluate the candidate;

f. a statement of the value that the candidate would add to our board of directors;

g. a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

h. detailed information about any relationship or understanding between the proposing stockholder and candidate; and

i. a list of three character references, including complete contact information for such references.

The Company’s corporate secretary will promptly forward any recommendation of a stockholder that meets these requirements to the chairman of the nominating & corporate governance committee. The nominating & corporate governance committee will evaluate any recommendations from stockholders that meet the requirements in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We have not received director candidate recommendations from our stockholders for the 2008 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Nevertheless, on an intermittent basis, the nominating & corporate governance committee will give full consideration to the adoption of a formal process for stockholder communications with the board and, if adopted, publish it promptly and post it to the Company’s website.

Code Of Ethics

The Company has adopted a Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at http://www.micromet-inc.com. If the Company makes any substantive amendments to the Code of Ethics, an updated version of the Code of Ethics will be published on the Company’s website. Any waivers of provisions of the Code in favor of any executive officer or director will also be disclosed on Form 8-K in accordance with the Company’s disclosure obligations under applicable laws and regulations.

Proposal No. 2

Ratification of Selection of Independent Auditors

The audit committee of the board of directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP’s German affiliate Ernst & Young AG WPG has audited the Company’s financial statements since the merger of Micromet AG and CancerVax Corporation in May 2006 and Ernst & Young LLP audited the financial statements of CancerVax Corporation from June 1998 through the year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of the Company’s independent auditors. However, the audit committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees for services provided for the fiscal years ended December 31, 2006 and December 31, 2007 by Ernst & Young AG WPG, the Company’s principal accountant in fiscal years 2006 and 2007. All fees set forth below were approved by the audit committee.

	Fiscal Year Ended
	2006	2007
	(In thousands)

Audit Fees(1)	$724	$663
Tax Fees(2)	14	8

Total Fees	$738	$671

(1)	Includes fees for the integrated audits of the Company’s annual financial statements for 2006 and 2007 included in its Annual Reports on Form 10-K, including the effectiveness of internal control over financial reporting, the reviews of the Company’s interim period financial statements for 2006 and 2007 included in its quarterly reports on Form 10-Q and related services that are normally provided in connection with regulatory filings or engagements.

(2)	Consists of fees in for preparation of 2006 and 2007 tax returns for Tarcanta Limited, a subsidiary of the Company located in Ireland.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Change in Independent Accountants

Former Independent Accountants

In March 2008, the Company notified Ernst & Young AG WPG that its audit committee had resolved to dismiss Ernst & Young AG WPG as the Company’s independent registered public accounting firm, effective as of March 27, 2008.

The reports of Ernst & Young AG WPG on the Company’s financial statements for the fiscal years ended December 31, 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits of the Company’s financial statements for the two most recent fiscal years and in the subsequent interim period through March 27, 2008, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act of 1933, as amended) with Ernst & Young AG WPG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young AG WPG, would have caused Ernst & Young AG WPG to make reference to such disagreements in its reports.

During the Company’s two most recent fiscal years and in the subsequent interim period through March 27, 2008, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that Ernst & Young AG WPG’s report on the Company’s internal control over financial reporting contained an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to the material weaknesses that existed in the Company’s internal controls increasing the risk of a financial statement misstatement. In 2006, the material weaknesses related to the estimation and analyses processes for accruals, the analysis and recording of revenue transactions with unusual terms, and the financial statement close and reporting process. In 2007, the material weaknesses related to transaction level controls over the Company’s process for determining accruals for research and development expenses, and an insufficient number of accounting and finance personnel with the knowledge and experience required to properly apply and evaluate the accounting for new, significant and/or infrequent transactions and to ensure an appropriate level of review of financial statement accounts.

Ernst & Young AG WPG reviewed the Company’s disclosures made in a Current Report on Form 8-K filed with the SEC on March 31, 2008 and furnished the Company with a letter stating that it agreed with the disclosures made in that report. This letter was filed as an exhibit to the Current Report on Form 8-K filed on March 31, 2008.

New Independent Accountants

In 2008, the audit committee engaged Ernst & Young LLP as the Company’s independent registered public accounting firm, commencing with the fiscal year ending December 31, 2008. During the two most recent fiscal years and through March 27, 2008, neither the Company, nor anyone acting on its behalf, consulted with Ernst & Young LLP with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the type of audit opinion that might be rendered on its financial statements, the application of accounting principles applied to a specified transaction or any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Board of Directors Recommends
A Vote in Favor of Proposal 2.

Executive Officers

The following table lists the names, ages and positions of individuals currently serving as executive officers of the Company. The ages of the individuals are provided as of April 28, 2008.

Name	Age	Position

Christian Itin, Ph.D.	43	President and Chief Executive Officer
Patrick Baeuerle, Ph.D.	50	Senior Vice President, Chief Scientific Officer
Carsten Reinhardt, M.D., Ph.D.	41	Senior Vice President, Chief Medical Officer
Mark Reisenauer	42	Senior Vice President, Chief Commercial Officer
Jens Hennecke, Ph.D.	40	Vice President Business Development
Donald Zelm, CPA	52	Executive Director of Finance and Interim Chief Financial Officer
Matthias Alder	43	Senior Vice President, General Counsel and Secretary

Christian Itin, Ph.D. has served as our Chief Executive Officer and as a director since the merger of Micromet AG and CancerVax Corporation in May 2006. Dr. Itin has also served in the following capacities with our subsidiary Micromet AG prior to the merger: Chief Executive Officer from March 2004 to May 2006, Chief Business Officer from April 2002 to March 2004, Vice President of Business and Corporate Development from September 2001 to April 2002, Vice President of Corporate Development from September 2000 to September 2001 and Head of IP and Licensing from September 1999 to September 2000. Before joining Micromet, Dr. Itin was a co-founder of Zyomyx, Inc. (Hayward, CA, USA), a protein chip company. Dr. Itin received a Diploma in biology and a Ph.D. in cell biology from the University of Basel, Switzerland. In addition, he also performed post-doctoral research at the Biocenter of Basel University and at Stanford University School of Medicine.

Patrick A. Baeuerle, Ph.D. has served as our Chief Scientific Officer since May 2006. Dr. Baeuerle has also served as Chief Scientific Officer of Micromet AG since October 1998. From February 1996 to September 1998, Dr. Baeuerle headed the drug discovery activities of Tularik Inc. in South San Francisco, CA, as Director, Drug Discovery. From October 1994 to February 1996, Dr. Baeuerle served as a full Professor and Chairman of Biochemistry at the Medical Faculty of Freiburg University, Germany. In 1989, he was awarded a group leader position at the Gene Center in Martinsried, Germany, where he did seminal research on transcription factor NF-kappaB. According to a survey by the Institute for Scientific Information (ISI, Philadelphia, PA, USA), Dr. Baeuerle was Germany’s most frequently cited biomedical scientist of the past decade, and 38th worldwide. He has published more than 190 scientific papers, and four educational children’s books on biology. In addition, Dr. Baeuerle is the first recipient of the Prix Européen de l’Avenir and an elected member of the European Molecular Biology Organization (EMBO). He was appointed Honorary Professor of Immunology at the University of Munich in 2000. Dr. Baeuerle performed his Ph.D. work at the Max Planck Institute for Psychiatry in Martinsried and at the European Molecular Biology Laboratory (EMBL) in Heidelberg, obtained a Ph.D. degree in biology from the University of Munich, and performed his post-doctoral research with David Baltimore at the Whitehead Institute of the Massachusetts Institute of Technology (MIT), Cambridge, MA.

Carsten Reinhardt, M.D., Ph.D. has served as our Chief Medical Officer since June 2007. He has served as Senior Vice President, Clinical Development since May 2006 and in the same capacity with Micromet AG since June 2005. Before joining Micromet, Dr. Reinhardt was International Medical Leader for Herceptin at Hoffmann-La Roche (Basel, Switzerland) between 2003 and 2005, and Head of Clinical Development at Fresenius Biotech (Munich, Germany) from 2000 to September 2003. From 1995 to 2000, Dr. Reinhardt worked at various academic institutions (University of Tübingen, Max-Planck-Institute of Psychiatry, Munich) to complete his curriculum in Neurology. Between 1991 and 1995 Dr. Reinhardt performed his Ph.D. thesis in Cellular Immunology at the Institute of Immunology in Munich, Germany. Dr. Reinhardt received a Medical Degree in 1994 from University of Munich, Germany. Dr. Reinhardt is a Visiting Professor for Pharmaceutical Medicine at the University of Basel.

Mark Reisenauer has served as our Chief Commercial Officer since September 2007. He joined Micromet from Abbott, where he was the General Manager of the Oncology Franchise from 2002 to 2006 and most recently Divisional Vice President and General Manager of the Neuroscience franchise from 2006 to September 2007. Before joining Abbott, Mr. Reisenauer was the Director of Marketing for Breast Cancer (Portfolio Lead) and the Director of Breast Cancer Products at Pharmacia from 1999 to 2002. From 1997 to 1999 he was the Associate Director of Oncology Global Marketing at Bristol-Myers Squibb and from 1988 to 1997 held various positions in sales and oncology marketing at Zeneca. Mr. Reisenauer holds a B.A. degree in Political Science from the University of Wisconsin.

Jens Hennecke, Ph.D. has served as our Vice President Business Development since May 2006, and has previously served in the same role at our subsidiary, Micromet AG, from 2004 until the merger with CancerVax Corporation in May 2006. He joined the company in October 2001 and performed various business development functions at Micromet until his promotion in 2004. Dr. Hennecke is responsible for the in- and out-licensing of intellectual property, for the partnering of our product candidates and for the alliance management around our existing collaborations. He studied biology at the University of Göttingen, Germany, and performed his Ph.D. thesis at the Institute of Molecular Biology and Biophysics at the ETH Zürich, Switzerland, for which he was awarded the Silver Medal of the ETH. He also performed post-doctoral research in x-ray crystallography with Don Wiley at the Department of Molecular and Cellular Biology of Harvard University.

Donald A. Zelm, CPA has served as our Interim Chief Financial Officer since December 2007 and as Executive Director Finance since December 2006. From November 2001 to November 2006, Mr. Zelm was at Panacos Pharmaceuticals, Inc., where he served most recently as Vice President of Finance. Prior to joining Panacos, Mr. Zelm spent over ten years with Sigma-Tau Pharmaceuticals, ultimately as Vice President of Finance. Mr. Zelm also held various accounting positions at DuPont and at American Critical Care, a division of American Hospital Supply, and was a senior auditor at Arthur Andersen & Co. Mr. Zelm holds a B.S. degree in Accountancy from the University of Illinois, and an M.B.A. degree from DePaul University, and is a Certified Public Accountant.

Matthias Alder, lic. iur., LL.M. has served as our Senior Vice President, General Counsel and Secretary since July 2006. Previously, he was a partner with Cooley Godward LLP, a U.S. law firm, where he established and co-chaired the firm’s East Coast Life Sciences Practice. Starting in 1994 and before joining Cooley in 1997, he was in-house counsel for the pharmaceutical business of Novartis in Basel, Switzerland. Between 1988 and 1994, he worked in law firms in Switzerland and in Miami, FL. He is admitted to practice in the States of California, New York, and Virginia, and the Canton of Zurich, Switzerland. Mr. Alder received an LL.M. degree in International and Comparative Law from the University of Miami in 1990. He earned the equivalent of a J.D. degree (lic. iur.) from the University of Basel, Switzerland, graduating magna cum laude in 1988.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The address for all directors and executive officers is c/o Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

	Beneficial Ownership(1)
			Right to Acquire
			Beneficial
			Ownership Under
			Options or Warrants
	Number of		Exercisable		Percent of
Name and Address of Beneficial Owner	Shares		Within 60 Days		Total

5% Stockholders:
Omega Fund I, L.P. c/o 13-15 Victoria Road, St. Peter Port, Guernsey GY1 3ZD, Channel Islands, UK	4,892,813	(2)	817,439	(2)	13.7%
Entities affiliated with Advent Venture Partners 25 Buckingham Gate, London SW1E 6LD, UK	3,892,181	(3)	181,653	(3)	9.9%
Entities affiliated with NGN Capital(4) 369 Lexington Avenue, 17th Floor, New York, New York 10017	3,130,487	(4)	1,044,827	(4)	10.0%
3i Group plc 91 Waterloo Road, London SE1 8XP, UK	2,603,535		—		6.4%
Merlin BioMed Private Equity Advisors 230 Park Ave., Suite 928, New York, New York 10169	2,138,018		544,958		6.5%
Named Executive Officers and Directors:
Christian Itin, Ph.D.	2,885		574,104		1.4%
David F. Hale (5)(6)	236,348	(5)	553,283	(6)	1.9%
Patrick A. Baeuerle, Ph.D.	22,563		366,696		*
Carsten Reinhardt, M.D., Ph.D.	—		193,085		*
Michael G. Carter, M.B., Ch.B., F.R.C.P.	757		70,691		*
Barclay A. Phillips(7)	335,589	(7)	48,540	(7)	*
Phillip M. Schneider	—		68,276		*
Joseph P. Slattery	—		5,833		*
Jerry C. Benjamin(3)	3,892,181		228,319		10.0%
John E. Berriman	—		55,238		*
Otello Stampacchia, Ph.D.(2)	4,892,813		854,822		13.8%
Peter Johann, Ph.D.(4)	3,130,487		1,044,827		10.0%
All currently serving executive officers and directors as a group (15 persons)	12,513,623		4,248,065		37.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and in certain cases upon information supplied on Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,795,133 shares outstanding on March 31, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Consists of 3,257,936 shares held of record by Omega Fund I, L.P.; 1,634,877 shares held of record by Omega Fund III, L.P.; and immediately exercisable warrants to purchase 817,439 shares by Omega Fund III, L.P. Otello Stampacchia, a director of the Company, is the sole shareholder of Sigma Holding Limited, which is the sole shareholder of Omega Fund Management Limited, which is the sole shareholder of Omega Fund GP,

Ltd., and, indirectly, of Omega Fund III GP, L.P., which are the general partners of Omega Fund I, L.P. and Omega Fund III, L.P., respectively. Sharon Rose Alvarez-Masterson and Connie Helyar are also directors of Omega Fund GP, Ltd. and Omega Fund III G.P. Ltd., the general partner of Omega Fund III GP, L.P. Accordingly, each of Dr. Stampacchia, Ms. Alvarez-Masterson and Ms. Helyar may be deemed to share voting and dispositive power with respect to the securities held by Omega Fund I, L.P. and Omega Fund III L.P. and each disclaims beneficial ownership of the reported securities except to the extent of his or her pecuniary interest therein. For Mr. Stampacchia only, his total also includes 37,083 shares of common stock issuable upon exercise of a stock option held by Mr. Stampacchia and exercisable within sixty days of March 31, 2008. Pursuant to the limited partnership agreements of Omega Fund I, L.P. and Omega Fund III, L.P., Omega Fund I, L.P. and Omega Fund III, L.P. are the beneficiaries of any remuneration, including stock options, received by Mr. Stampacchia in connection with his service as Director of the Company. Mr. Stampacchia disclaims beneficial ownership of the stock options or such shares that may be purchased upon exercise of the stock options, except to the extent of his pecuniary interest therein.

(3)	Consists of 1,969,639 shares held of record and immediately exercisable warrants to purchase 91,926 shares by Advent Private Equity Fund III “A” Limited Partnership; 964,817 shares held of record and immediately exercisable warrants to purchase 45,029 shares by Advent Private Equity Fund III “B” Limited Partnership; 269,250 shares held of record and immediately exercisable warrants to purchase 12,566 shares by Advent Private Equity Fund III “C” Limited Partnership; 529,495 shares held of record and immediately exercisable warrants to purchase 24,712 shares by Advent Private Equity Fund III “D” Limited Partnership; 76,227 shares held of record and immediately exercisable warrants to purchase 3,558 shares by Advent Private Equity Fund III GmbH & Co. KG; 63,077 shares held of record and immediately exercisable warrants to purchase 2,944 shares by Advent Private Equity Fund III Affiliates Limited Partnership; and 19,676 shares held of record and immediately exercisable warrants to purchase 918 shares by Advent Management III Limited Partnership. Jerry C. Benjamin, a director of the Company, is a general partner of Advent Venture Partners LLP, which is the sole owner of the sole owner of the general partner of Advent Private Equity Fund III GmbH & Co. KG. Advent Venture Partners LLP is also the sole owner of the general partner of Advent Management III Limited Partnership, which is general partner of each of Advent Private Equity Fund III “A” Limited Partnership, Advent Private Equity Fund III “B” Limited Partnership, Advent Private Equity Fund III “C” Limited Partnership, Advent Private Equity Fund III “D” Limited Partnership and Advent Private Equity Fund III Affiliates Limited Partnership. As a result, Mr. Benjamin shares voting and dispositive power with respect to the securities held by these entities and disclaims beneficial ownership of the securities in which he has no pecuniary interest. For Mr. Benjamin only, his total also includes 46,666 shares of common stock issuable upon exercise of a stock option held by Mr. Benjamin and exercisable within sixty days of March 31, 2008.

(4)	Consists of 1,816,512 shares held of record and immediately exercisable warrants to purchase 586,024 shares by NGN Biomed Opportunity I, L.P. and 1,313,975 shares held of record and immediately exercisable warrants to purchase 423,665 shares by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. Dr. Johann, a director of the Company, is the managing general partner of NGN Capital LLC, which is the sole general partner of the general partner of NGN Biomed Opportunity I, L.P. and is also the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. As a result, Dr. Johann may be deemed to share voting and dispositive power with respect to the securities beneficially held by these entities and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 35,138 shares of common stock issuable upon exercise of a stock option held by NGN Capital LLC and exercisable within sixty days of March 31, 2008.

(5)	Consists of 2,606 shares of common stock held of record by Mr. Hale, 215,577 shares of common stock held of record by the Hale Family Trust, dated February 10, 1986, of which Mr. Hale is a co-trustee and 18,165 shares of common stock held of record by Hale BioPharma Ventures.

(6)	Mr. Hale also holds options to purchase an aggregate of 544,200 shares that are exercisable within sixty days of March 31, 2008. Also consists of immediately exercisable warrants to purchase 9,083 shares held of record by Mr. Hale.

(7)	Represents 250,580 shares held of record by Vector Later-Stage Equity Fund II (QP), L.P. and 83,526 shares held of record by Vector Later-Stage Equity Fund II, L.P. Mr. Phillips is the managing member of Vector Fund Management II, L.L.C., which is the general partner of Vector Later-Stage Equity Fund II (QP), L.P. and

Vector Later-Stage Equity Fund II, L.P. Mr. Phillips disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named fund. Also includes 1,317 shares held of record by the Barclay A. Phillips, IRA Rollover and 166 shares held of record by Mr. Phillips. Also includes 48,540 shares of common stock issuable upon exercise of a stock option held by Mr. Phillips and exercisable within sixty days of March 31, 2008.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, with the exception of (1) in connection with the annual stock option grants to non-employee directors, which in accordance with our Director Compensation Policy took effect automatically on the date of the Annual Meeting of Stockholders on June 28, 2007, the reports of each of Mr. Hale, Dr. Carter, Mr. Phillips, Mr. Schneider, Mr. Benjamin, Mr. Berriman, Mr. Stampacchia and Dr. Johann were filed late, each reporting one transaction, and (2) in connection with stock option grants to our executive officers approved by the compensation committee in February 2007 but which did not take effect until the automatic increase in the number of shares reserved for issuance under our 2003 Equity Incentive Plan, which occurred automatically on June 10, 2007 in accordance with the 2003 Equity Incentive Plan, the reports of each of Dr. Itin, Dr. Baeuerle, Dr. Reinhardt, Mr. Alder and Christopher Schnittker, our former chief financial officer, were filed three days late, each reporting one transaction.

Executive Compensation

Compensation Discussion and Analysis

Philosophy of Our Executive Compensation Program

Our compensation committee has established a philosophy of “pay for performance” to provide guidance for executive compensation. We recognize that attracting, retaining and motivating executive officers and other key employees is critical to executing our corporate strategy and increasing shareholder value. Our philosophy, therefore, is to fairly compensate executive officers, with an emphasis on providing incentives that promote both our short-term and long-term objectives. Achievement of short-term objectives is rewarded through the payment of base salary and annual bonuses historically paid in cash, while grants of stock options that vest over time encourage executive officers to focus on our long-term goals. The compensation committee has the discretion to materially increase or decrease compensation based on the levels of achievement of the Company’s and the officer’s objectives and performance.

In order to create the corporate environment for a successful implementation of our long-term strategy, our executive compensation program is further designed to encourage and reward our senior management for:

•	building shareholder value;

•	implementing the corporate strategy as defined by the board of directors;

•	progressing the development of our product candidates towards commercialization;

•	conducting the business in a cost-efficient manner, applying prudent financial planning, accounting and oversight;

•	increasing public awareness of the Company; and

•	establishing and maintaining a highly committed and creative organization living up to the highest ethical and business standards.

The market for experienced management is highly competitive in our industry. We aim to attract and retain highly qualified executives to manage each of our business functions. In doing so, we seek to draw upon a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies in our geographic area and by other development stage life science companies. Our research and development center is located in Germany, while our finance, legal and corporate functions are located in the United States. For that reason, our senior management must be able to function in an international environment and have the ability to manage personnel in different countries and deal with language and cultural differences. As a result, our executives are recruited from positions in the United States and in Europe, and we compete directly with international pharmaceutical and biotechnology companies for experienced executives.

Overview of Executive Compensation

Our executive compensation program consists of five components, each of which is described in greater detail below:

•	base salary;

•	annual variable performance-based bonus awards, payable in cash or equity;

•	long-term stock-based incentive awards;

•	other benefits, such as medical, dental, vision and life insurance and disability coverage and participation in our 401(k) plan; and

•	protections in the event of change of control and termination.

Role of Our Compensation Committee

Our compensation committee has the primary authority to determine the Company’s compensation philosophy and approves and administers our executive compensation and benefit programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, or the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. In order to ensure a full and frank exchange of views by its members, the compensation committee maintains the practice of holding executive sessions, without management present, at each meeting of the committee. During fiscal 2007, our compensation committee was comprised of Messrs. Benjamin and Berriman and Drs. Carter, Johann and Stampacchia. Mr. Benjamin serves as the committee’s chairman.

Our compensation committee reviews the performance of our executive officers, including the named executive officers, during the first quarter of each fiscal year, and when circumstances warrant, at times during the year. In connection with this review, the committee reviews and, where appropriate, adjusts base salaries of the executive officers, determines their incentive bonuses relating to performance during the prior year, and approves our management incentive compensation plan for the upcoming year, including targets and individual and corporate objectives for the year, which are then approved by the board of directors. The committee also periodically reviews equity holdings of the executive officers, including stock options, in order to determine whether such officers are appropriately incentivized and whether the grant of additional stock options is appropriate or warranted.

In February 2007 our compensation committee approved a management incentive compensation plan for 2007, which was designed to reward our executive officers for the achievement of corporate and personal objectives for 2007. In March 2008, the compensation committee awarded bonuses under the management incentive compensation plan for 2007 and adopted a similar plan for 2008.

The compensation committee believes that it is important that the Company’s executive compensation packages remain competitive with other biopharmaceutical companies of a similar size and stage of clinical development as the Company. In December 2007, the committee engaged the services of Remedy Compensation Consulting, or Remedy, an independent compensation consulting firm. With the assistance of Remedy, the compensation committee developed a list of comparable biopharmaceutical companies that the committee determined were similar to the Company in terms of nature of operations, stage of development, market capitalization or number of employees. Some of these comparable companies have product candidates with a similar therapeutic focus to ours. As part of the committee’s evaluation of our executive compensation, each element of the Company’s compensation program described below was compared, or benchmarked, with the compensation programs of this peer group of comparable companies. The committee, with the assistance of Remedy, also benchmarked the total cash-based compensation paid to our executive officers (including target bonuses under our management incentive compensation plan), as well as total compensation (including equity and all other components), with the executive compensation packages of these comparable companies. These comparisons are described below under “Elements of Our Executive Compensation Program.”

Data regarding compensation history and market comparisons for our chief executive officer and each of the named executive officers were provided by Remedy to the compensation committee. The chief executive officer made recommendations to the compensation committee relating to compensation for each of the other named executive officers, which the committee took under advisement in its compensation decisions. However, the committee may accept or reject the chief executive officer’s recommendations in its sole discretion. Executive officers were not present at the time their compensation was discussed by the compensation committee.

Elements of Our Executive Compensation Program

As noted above and discussed more fully below, we utilize a mix of compensation elements to provide short-term and long-term incentives to our executives. The amount of each element of compensation for the named executive officers is determined by the compensation committee. These elements are described below. The committee’s policy for allocating between short-term and long-term compensation is designed to ensure adequate base compensation to attract and retain executive personnel, while providing incentives to maximize long-term value for the Company and its stockholders. The committee has no predetermined policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews historical and comparative information regarding current and long-term goals in order to determine the appropriate mix.

In order to specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our compensation committee has approved, and we have entered into, employment agreements with each of our executive officers. Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. Pursuant to the employment agreements, each executive officer is required to devote substantially all of his time and attention to our Company.

Short-term Compensation

We utilize short-term compensation in the form of base salary, annual adjustments to base salary and incentive-based bonuses payable in cash or equity, to attract and retain qualified and motivated executives and to reward our senior management for sustaining the high level of engagement and effort required to overcome near-term challenges and achieve near-term corporate goals.

Base Salary.  We strive to set an executive officer’s base salary at levels which are necessary to attract and retain qualified executives. Based on our compensation committee’s benchmarking procedures, we generally seek to set the base salaries of our executive officers at approximately the 50th percentile for comparable companies.

As a general matter, the base salary for each of our executive officers is initially established through negotiation at the time the officer is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information for corresponding positions in comparable geographic locations. The committee also considers any unique personal circumstances that motivated the executive to leave his or her prior position and join our company. Each of our executive officers then executes an employment agreement that establishes the initial base salary. The employment agreements do not provide for automatic annual increases in salary; rather, the compensation committee annually reviews these base salaries and makes adjustments to the salaries of each executive officer, taking into account seniority, experience, position and functional role, level of responsibility and the executive’s accomplishments against individual and corporate objectives. Salaries may also be reviewed throughout the year in the case of promotions or other significant changes in the executive’s responsibilities. We do not apply specific formulas to determine base salary increases.

In this Compensation Discussion and Analysis, where we have converted Euros to U.S. Dollars, we have used an exchange rate of $1.4729 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2007. Our named executive officers for fiscal year 2007 are all domiciled in Germany and are paid in Euros.

During fiscal 2007 the base salaries for our named executive officers were:

	2007 Base Salary	2007 Base Salary
Named Executive Officer	($)	(€)

Christian Itin	412,412	280,000
Patrick Baeuerle	365,279	248,000
Carsten Reinhardt	344,905	234,167

These base salaries were established by the compensation committee and the board of directors of the Company in February 2007. Dr. Reinhardt’s base salary was increased from €230,000 to €240,000 effective August 1, 2007 in connection with his promotion to chief medical officer in June 2007. For 2008, the chief executive officer recommended that none of the named executive officers receive an increase in their 2007 year-end base salary, which recommendation was followed by the compensation committee.

Management Incentive Compensation Plan.  The compensation committee intends that a significant percentage of each executive officer’s total short-term compensation be made contingent upon the Company’s performance as well as upon his or her level of performance and contribution toward the Company’s performance. With this component of our overall compensation program, we aim to incentivize our executives to strive for exceptional performance and the achievement of short-term corporate goals. We generally seek to set targets for this short-term incentive compensation at levels that, when combined with the executive’s base salary, will cause the total cash compensation target for the year to be close to the median levels for total short-term cash compensation of executives in similar positions at comparable companies.

The compensation committee establishes an annual management incentive compensation plan under which our management and other key employees may be eligible to receive annual performance bonuses. The annual performance bonuses for participants in this plan are based on the achievement of corporate goals and, except for our chief executive officer, individual goals. Under this plan, incentive bonuses may be paid in cash, through the issuance of stock or stock options, or by a combination of cash, stock or stock options, at the discretion of the compensation committee. For 2007, all such payments were made in cash. In March 2008, the compensation committee adopted a similar management incentive compensation plan for 2008.

Generally, in order to be eligible to participate in the management incentive compensation plan, an executive officer must have been employed by the Company for at least three months prior to the end of the year, and must have received certain minimum performance review ratings. In order to establish the corporate goals for a given year, the chief executive officer presents to the compensation committee for approval a list of the overall corporate objectives for the coming year, which are subject to final approval by the board. The chief executive officer, in consultation with the other executive officers participating in the plan, then develops a list of key individual objectives for each of these executive officers. Before making his recommendations to the compensation committee with respect to the achievement of the individual objectives by each executive officer, the chief executive officer provides each executive officer an opportunity to provide input in assessing whether and to what extent the officer’s individual objectives have been achieved. Under the plan, a target bonus amount is expressed as a percentage of the year-end base salary of the executive officer. If an executive is not employed for the full year, his or her incentive compensation will be prorated.

For 2007, the target bonus percentage for Dr. Itin, our chief executive officer, was 50% of his base salary, and for each of Dr. Baeuerle and Dr. Reinhardt, the other named executive officers, the target bonus was 35% of the annual base salary. The 2008 plan includes the same target bonus percentages for the chief executive officer and the other named executive officers.

The bonus to be paid to our chief executive officer is entirely dependent upon the achievement of our corporate goals. The corporate goals for 2007 included the closing of certain corporate transactions, financial goals, investor relations goals, the hiring of certain key personnel, the achievement of regulatory milestones in our clinical programs, and the achievement of certain results in our research programs. The corporate goals were generally designed to be achievable given effective performance of the executive officers and the Company, but also included a target amount for revenues to be generated from research and development collaborations with third parties that required extraordinary efforts and a confluence of favorable circumstances in order to be achieved. The 2008 corporate goals contain the same elements as described above for the 2007 corporate goals, and they are generally designed to be achievable given the effective performance of the executive officers and the Company. In addition, the 2008 goals include a target amount for revenues to be generated from research and development collaborations with third parties that will require extraordinary efforts and a confluence of favorable circumstances in order to be achieved.

For the executive officers other than the chief executive officer, the calculation of the incentive bonus depends upon the achievement of both corporate and individual goals. The individual goals vary between executive officers based upon each executive officer’s job responsibilities, but they are generally designed to provide incentives for the officer to help the Company achieve its corporate goals. For 2007, the incentive bonus for each of our named executive officers other than the chief executive officer was based 75% on the achievement of corporate goals and 25% on the achievement of individual goals. For 2008, the plan approved by the compensation committee provides for the same weighting of corporate and individual goals.

When establishing the corporate goals for a particular year, the compensation committee assigns a certain weight to each goal, expressed as percentages adding up to one hundred percent (100%) in the aggregate. When evaluating level of achievement for the corporate goals, the compensation committee determines the percentage of achievement with respect to each corporate goal, which percentage is then multiplied by the percentage weighting originally assigned to such goal. The sum of the resulting percentages represents the total achievement of the corporate goals, and is used to calculate that portion of the bonus of the executive officer that is based on the achievement of the corporate goals. The compensation committee may also consider additional corporate goals that have been set by the board of directors during the course of the plan year, and may adjust the corporate goals achievement percentage based on the achievement of such additional corporate goals.

When evaluating the achievement of individual goals, the compensation committee places performance into one of four categories: performance met or exceeded objectives or was excellent in view of prevailing conditions; performance generally met the year’s objectives or was very acceptable in view of prevailing conditions; performance met some, but not all, objectives; and performance was not acceptable in view of prevailing conditions. Each of these categories results in a range of multipliers to the target amount of the executive officers’ bonus that is based on the achievement of the individual goals, except in the case of the chief executive officer whose bonus is based solely on the achievement of the corporate goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2007 and 2008, the ranges for the four categories were and are 75% to 150%, 50% to 75%, 25% to 50%, and 0%, respectively. As a result, payments under this incentive compensation plan could range from zero to 150% of the respective target bonuses. Additionally, our compensation committee retains the discretion to award additional bonuses outside of the scope of the management incentive compensation plan in extraordinary circumstances, although the committee did not do so for 2007.

In March 2008, the compensation committee awarded bonuses to our named executive officers based on the achievement of corporate and individual goals established for 2007. The committee concluded that 58% of the Company’s corporate goals for 2007 had been achieved, and that percentage was used as the multiplier for the portion of each named executive officer’s target bonus that is based on the achievement of corporate goals. Total payments under the plan were calculated as set forth in the following table:

			Portion of Target	Portion of Target
	Target Bonus		Bonus based on	Bonus based on	Percentage of 2007	Percentage of 2007
	in % of	Target Bonus	Achievement of	Achievement of	Corporate Goals	Individual Goals	Total Award
Name	Base Salary	($)	Corporate Goals	Individual Goals	Achieved	Achieved	(1)($)

Christian Itin	50%	206,206	100%	N/A	58%	N/A	125,197
Patrick Baeuerle	35%	127,848	75%	25%	58%	96.5%	86,901
Carsten Reinhardt	35%	118,569	75%	25%	58%	95.5%	83,955

(1)	The targets for and the awards to the named executive officers were determined and paid in Euros. In determining the total award for Dr. Itin, the compensation committee rounded up the award to the nearest €5,000. In determining the total awards for Drs. Baeuerle and Reinhardt, the compensation committee rounded up the award to the nearest €1,000.

Long-term Compensation

We believe that long-term compensation is an important component of our overall executive compensation package, as it is intended to incentivize our executives to pursue the creation of long term stockholder value. In addition, because of the long development cycles of product candidates in our industry, we believe that there can be significant long-term rewards for executives who remain with our company over a longer period of time. Based on our compensation committee’s benchmarking, we seek to establish levels of option grants as part of our long-term compensation philosophy that provide for potential stock ownership levels around the 50th percentile of companies in our peer group, without taking into account any stock ownership outside of the context of equity awards under our equity incentive plans. This benchmarking is individually tailored, however, by our compensation committee, such that the projected stock ownership for some executives receiving high performance ratings are between the 50th and 75th percentiles for our peer group.

At present, our long-term compensation consists solely of stock options. Our Amended and Restated 2003 Equity Incentive Award Plan, or 2003 Plan, also allows us to provide other types of equity awards to our executive officers, but our compensation committee does not currently anticipate granting any types of equity awards other than stock options to our executive officers. In addition, prior to the merger with Micromet AG, CancerVax Corporation maintained an employee stock purchase plan, which was available for all employees, although this plan is not currently in use by the Company.

The compensation committee believes that grants of stock options to our executive officers will allow the Company to further align interests between the executive and our stockholders, and maintain competitive levels of total compensation by providing an opportunity for increased equity ownership.

The executive officers, along with all of the Company’s other employees, are eligible to participate in the Company’s 2003 Plan. Stock option grant levels are determined by the compensation committee based on data from a comparable group of companies gathered and recommendations made by Remedy. Option grants vary among executive officers based on their positions and performance and are not granted automatically to our executives on an annual basis. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. In addition, the compensation committee considers the competitive conditions applicable to the executive officer’s specific position. We believe this strategy is consistent with the approach of other development stage companies in our industry and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

We believe that option-based compensation encourages retention of our executive officers, as the awards are generally designed to vest over time, usually four years for new hires, with one-fourth of the number of shares vesting on the first anniversary of the date of hire, and the remainder vesting in equal monthly installments thereafter. Options granted to existing employees vest on a monthly basis in equal installments over a three-year period from the date of grant. Stock options generally have a term of ten years from the date of grant, and prior to exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights. We generally do not permit the early exercise of stock options prior to vesting.

According to the grant guidelines established by our compensation committee, option grants to employees of the Company become effective on the first day of the month following the decision of the compensation committee to make the option grant, with the exercise price being the closing price of our common stock on the last trading day preceding the effective date of the grant. This procedure provides transparency to our employees and our investors, and is followed rigorously to ensure that the exercise price of our options will not be subject to concerns that backdating of the options may have occurred at the time of grant. Our compensation committee does not have any plan or practice to coordinate stock option grants with the release by the Company of material non-public information or any other investor relations activities. Stock options are generally approved at meetings of the compensation committee rather than the full board of directors.

We do not have any security ownership guidelines or requirements for our executive officers. The table below entitled “Outstanding Equity Awards at December 31, 2007” summarizes the stock option holdings of our named executive officers as of December 31, 2007.

In connection with the executive compensation review in February 2007, the compensation committee approved option grants of 750,000 shares for Dr. Itin, 300,000 shares for Dr. Baeuerle, and 100,000 shares for Dr. Reinhardt. The option grants took effect in June 2007 following the scheduled increase in the number of shares authorized for issuance under our 2003 Plan. In addition, Dr. Reinhardt was granted an option to purchase 50,000 shares in connection with his promotion to Chief Medical Officer in June 2007. The exercise price of all of these grants was equal to the closing price of our common stock on the last trading day preceding the grant date, and all such options will vest over a three-year period from the date of grant in equal monthly installments.

In determining the stock option grants to our named executive officers in 2008, the compensation committee evaluated each named executive’s current stock option holdings and potential ownership percentage of the Company on an as-exercised basis, and approved new grants of stock options that, when added to the executive’s existing option holdings, result in total holdings near the median for our peer group. The share amounts approved for option grants were 150,000 shares for Dr. Itin, and 100,000 shares each for Dr. Baeuerle and Dr. Reinhardt. In addition, the compensation committee granted performance-based options that vest upon the achievement of certain performance criteria specified by the compensation committee, or lapse if those criteria have not been achieved by December 31, 2008. The share amounts approved for performance-based option grants were 100,000 shares for Dr. Itin, and 75,000 shares each for Dr. Baeuerle and Dr. Reinhardt.

Other Benefits

Our named executive officers received cash payments in amounts comparable to those that our German subsidiary Micromet AG is making under government-mandated social security and health insurance benefits programs for its employees in Germany. In addition, we hold a group accident insurance policy that covers those executives in the event of accident-related disability or death.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, nor do we provide any nonqualified defined contribution plans or other deferred compensation plans.

Change of Control and Termination Protection

We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change of control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interest of our stockholders. As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations and licensing transactions, as well as other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. We desire to encourage our management team to act in the best interests of our stockholders, even though their employment with the Company could be terminated as a result of the transaction. As a result of these considerations by our compensation committee, the employment agreements with our executive officers provide for severance benefits to be paid if the executives are terminated under certain conditions, as well as benefits in connection with a change in control of the Company.

Our employment agreements with our named executive officers provide each executive with certain severance benefits in the event his employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability of the executive. Specifically, in the event of such a termination, the named executive officer will receive, conditioned upon the receipt by the Company of a general release of claims, the following benefits:

•	any accrued but unpaid base salary as of the date of termination;

•	an amount that is the greater of (a) twelve months of salary continuation payments (or eighteen months for Dr. Itin upon termination in connection with a change of control) or (b) the benefits under any other severance benefit plan of the Company applicable to the executive officer;

•	an amount equal to the average of the executive officer’s bonuses for the three years prior to the date of termination (which bonus will be prorated for the period of time served by the executive during the year of termination, except if the termination is within six months prior to or twelve months following a change of control, in which case such bonus will not be prorated; in addition, Dr. Itin’s bonus would not be prorated in any event);

•	costs associated with the continuation of the payments based on the amounts Micromet AG is paying under government-mandated social security and health insurance benefits programs for its employees in Germany;

•	life insurance benefits coverage to the extent the executive was receiving such benefits prior to the date of termination (or eighteen months upon termination in connection with a change of control); and

•	costs for outplacement services up to €15,000.

In the event of the death of an executive officer, the officer’s estate will be entitled to receive accrued but unpaid base salary through the date of death, plus any other amounts to which the officer was entitled under any bonus or compensation plan or practice of the Company at the time of the executive’s death; twelve months of salary continuation payments; an amount equal to the officer’s bonus for the year in which the death occurs, payable over the twelve month period commencing on the date of death; and costs associated with the continuation of health insurance for the executive’s dependents for twelve months.

In addition to the foregoing benefits, if the executive officer’s employment is terminated by us other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional twelve months will immediately vest on the date of termination.

In the event of a change of control of the Company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control. Further, if the executive officer’s employment is terminated by us other than for cause, or if the executive resigns for good reason, within six months prior to or twelve months following a change of control, all of the officer’s remaining unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control. For Dr. Itin only, in the event of a change of control any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if he is employed by the Company at that time.

For purposes of the employment agreements with our executive officers, “cause” generally means the executive’s material breach of the executive’s employment agreement or any other written agreement between the executive and the Company; the executive’s gross negligence or willful misconduct in the performance of his duties; the executive’s commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on the Company; the executive’s conviction of, or plea of guilty or no contest to, a felony; conduct by the executive which in the good faith and reasonable determination of the board of directors demonstrates gross unfitness of the executive to serve; the executive’s failure to attempt in good faith to implement a clear and reasonable directive of the board of directors after written notice of such failure, and failure by the executive to cure the same within fifteen business days after receipt of such notice; persistent unsatisfactory performance of the executive’s job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure, if deemed curable; or executive’s breach of his fiduciary duty to the Company. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements with our executive officers, “good reason” generally means the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position; a reduction in the executive’s base salary; a relocation of the executive’s place of employment to a location outside the metropolitan area in which the executive works (or, for United States executives, in excess of fifty miles from the Company’s executive offices), except for required travel on company business; any material breach by us of the executive’s employment after written notice of such breach and failure by us to cure the breach within fifteen business days after receipt of such notice; any purported termination of the executive’s employment for cause by the Company that is not in accordance with the definition of cause set forth in the employment agreement; any failure to pay the executive the earned bonus for any period under any management incentive compensation plan adopted by the Company, if a majority of the other officers of the Company have been paid bonuses for such period under such plan; or any failure by the Company to obtain the assumption of the executive’s employment agreement by any successor or assignee of the Company.

Total Compensation

We intend to continue our strategy of compensating our executive officers at competitive levels consistent with those described above, with the opportunity to earn above-market pay for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance, individual performance, and the progress toward executing our long-term corporate strategy. For 2007, the total compensation paid to the named executive officers fell near the median of total compensation paid to executives holding equivalent positions in our comparable group of companies. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and the progress towards achieving our long-term strategic goals. We also believe that the total compensation paid to our named executive officers was reasonable.

In light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus) tied to corporate and individual performance objectives, long-term equity-based incentive compensation, and the other benefits described above. The 2008 base salaries and target bonus levels of our named executive officers remained unchanged. The competitive posture of our total annual compensation versus the market benchmarks will vary from year to year based on corporate and individual performance, as well as the performance of the comparable group companies and their respective levels of annual performance bonus awards made to their executive officers.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to the stage of our corporate development. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve in parallel with the evolution of our corporate and business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Impact of Financial Accounting and Tax Considerations on Compensation Decisions

As described in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2007, we account for stock-based compensation provided to our employees in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). SFAS No. 123(R) requires us to estimate the fair value of stock-based compensation at the time of the award and record that value as an expense over the vesting period of the award. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our compensation decisions. We structure cash bonuses so that they are taxable to our executive officers at the time they are paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the recipient. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Limitations on deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2008 will exceed that limit. In addition, our 2003 Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and 2006, compensation awarded to or paid to, or earned by the Company’s principal executive officer and its two other most highly compensated executive officers during the year ended December 31, 2007. For amounts paid in Euros, we have used an exchange rate of $1.3335 per Euro for the fiscal year ended December 31, 2006 and $1.4729 per Euro for the fiscal year ended December 31, 2007, which were the published rates from the OANDA Corporation currency database as of March 30, 2007 and December 31, 2007, respectively.

Summary Compensation Table for Fiscal 2007

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)($)	Awards(3)($)	Compensation(4)($)	Compensation(5)($)	Total(6)($)

Christian Itin	2007	412,412	523,838	125,197	24,902	1,086,349
President and Chief Executive Officer(2)	2006	357,378	754,964	130,000	16,888	1,259,230
Patrick A. Baeuerle	2007	365,279	321,685	86,901	24,645	798,510
Senior Vice President and Chief Scientific Officer(2)	2006	316,040	603,165	85,000	16,724	1,020,929
Carsten Reinhardt	2007	344,905	188,315	83,955	22,382	639,558
Senior Vice President and Chief Medical Officer(2)	2006	293,370	196,382	70,000	11,873	571,625

(1)	Amounts in this column reflect base salary for each of the named executive officers earned in 2007 and 2006.

(2)	For information concerning these individuals’ base salaries for 2007 and 2008, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Amounts in this column represent the compensation costs incurred by the Company during 2007 related to stock options held by the named executive officer, rather than an amount paid to or realized by the named executive officer. These amounts were calculated utilizing the provisions of SFAS No. 123(R), using a Black-Scholes pricing model and assuming no forfeiture of awards granted to the named executive officers. For additional information regarding assumptions made by the Company in valuing equity awards under SFAS 123(R), see Notes 3 and 14 to the Company’s consolidated financial statements for the year ended December 31, 2007.

(4)	Amounts in this column consist of the total performance-based compensation earned by the named executive officers under the Company’s 2007 and 2006 Management Incentive Compensation Plans for service rendered in fiscal year 2007 and 2006, respectively, which amounts were awarded in March 2008 and February 2007, respectively. A discussion of the methodology by which the awards under the 2007 Management Incentive Compensation Plan were determined is set forth in the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	Amounts in this column consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German state pension, unemployment and health insurance system.

(6)	The dollar values in this column for each named executive officer represent the sum of all compensation referenced in the preceding columns.

Securities authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities
	and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders(1)	4,388,723	$3.84	669,434
Equity compensation plans not approved by security holders(2)	1,659,983	$2.48	208,789

Total	6,048,706	$3.41	878,223

(1)	Includes the 2003 Amended and Restated Equity Incentive Plan and the Employee Stock Purchase Plan. No shares are currently outstanding under the Employee Stock Purchase Plan and 114,459 shares remain available under that plan.

(2)	Consists of the 2006 Equity Incentive Award Plan and the Third Amended and Restated 2000 Stock Incentive Award Plan.

Descriptions of our equity incentive plans that were not approved by our stockholders, are contained in Note 14 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Outstanding Equity Awards at December 31, 2007

The following table shows, as of December 31, 2007, certain information regarding outstanding equity awards for the named executive officers, all of which are unexercised stock options.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Market Price of
	Options	Options		Exercise	Common Stock on		Option
	Exercisable	Unexercisable		Price	Date of Grant		Expiration
Name	(#)	(#)		($)	($)(5)		Date

Christian Itin	312,374	28,398	(1)	1.66	6.51	(6)	5/5/16
	125,000	625,000	(4)	2.56	2.56		6/10/17
Patrick Baeuerle	249,565	22,688	(2)	1.66	6.51	(6)	5/5/16
	50,000	250,000	(4)	2.56	2.56		6/10/17
Carsten Reinhardt	73,274	6,662	(2)	1.66	6.51	(6)	5/5/16
	49,602	120,462	(3)	2.62	2.62		10/3/16
	16,666	83,334	(4)	2.56	2.56		6/10/17
	5,555	44,445	(4)	2.38	2.31		8/1/17

(1)	One-half of the shares underlying these grants were vested upon grant, with the remainder vesting in 24 equal monthly installments through April 24, 2008. As of the date of this proxy statement, all of the shares are vested.

(2)	One-half of the shares underlying these grants were vested upon grant with the remainder vesting in 24 equal monthly installments through April 24, 2008. As of the date of this proxy statement, all of the shares are vested.

(3)	Twenty-five percent of the shares underlying this option vested on October 3, 2007, with the remainder vesting in 36 equal monthly installments through October 3, 2010.

(4)	The shares underlying these grants vest over a three year period from the date of grant in equal monthly installments.

(5)	This column lists the closing price of the Company’s common stock on the date of grant.

(6)	These options were granted by our subsidiary Micromet Holdings, Inc. prior to the merger with CancerVax Corporation at a time when that company’s shares were not publicly traded. The options were assumed by the Company upon the closing of the merger as of May 5, 2006, at which time the exercise price became fixed at 25% of the closing price of the Company’s common stock on May 4, 2006, the trading date immediately preceding the merger. The closing price as of May 4, 2006 was $6.63 per share, after giving pro forma effect to a 1-for-3 reverse stock split of the Company’s common stock on that date.

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options during 2007, and no awards of shares of the Company’s common stock vested during 2007. Accordingly, the “Options Exercised and Stock Vested” table is not presented.

Pension Benefits

None of our named executive officers participates in or has account balances in non-qualified defined benefit plans or supplemental executive retirement plans sponsored by us. Accordingly, the “Pension Benefits” table is not presented. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, as amended, may elect to adopt qualified or non-qualified defined benefit plans if the committee determines that doing so is in the best interests of the Company and its stockholders.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in any non-qualified defined contribution plans or other deferred compensation plans maintained by us. Accordingly, the “Nonqualified Deferred Compensation” table is not presented. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, as amended, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the committee determines that doing so is in the best interests of the Company and its stockholders.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company has entered into employment agreements with the Company’s named executive officers that provide for certain post-termination benefits in the event of death or permanent disability of the executive, upon termination of the named executive officer by the Company without “cause,” or upon termination by the executive for “good reason.” In certain cases, these benefits are increased upon a termination without cause or termination for good reason in connection with a change of control transaction involving the Company. The Company’s compensation committee believes that such provisions are instrumental in attracting qualified personnel to serve as executives of the Company, and that they also help to align the interests of our senior management with those of the Company’s stockholders.

In the event of termination for permanent disability or death, termination without cause or termination for good reason, each named executive officer (or in the event of death, his estate), will receive, conditioned upon the receipt by the Company of a general release of claims, the following benefits:

•	any accrued but unpaid base salary as of the date of termination;

•	twelve months of base salary (or eighteen months for Dr. Itin if such termination was without cause or for good reason and was within six months prior to or within twelve months following a change of control);

•	an amount equal to the average of the executive officer’s bonuses for the three years prior to the date of termination (which bonus will be prorated for the period of time served by the executive during the year of termination, except if the termination is within six months prior to or twelve months following a change of control, in which case such bonus will not be prorated; in addition, Dr. Itin’s bonus would not be prorated in any event), provided that in the event of death, the bonus payable will be equal to the bonus payable for the year in which the death occurs, payable in 12 monthly installments;

•	continuation of the payments based on the amounts Micromet AG is paying under government-mandated social security and health insurance benefits programs for its employees in Germany for twelve months (or eighteen months upon termination in connection with a change of control);

•	for termination other than for death, life insurance benefits coverage for twelve months (or eighteen months upon termination in connection with a change of control) to the extent the executive was receiving such benefits prior to the date of termination; and

•	for termination other than for death, costs for outplacement services, up to €15,000.

In addition to the foregoing benefits, if the executive officer’s employment is terminated by the Company other than for cause, if the executive resigns for good reason or in the case of the permanent disability or death of the executive, that portion of the executive’s stock awards which would have vested if the executive had remained employed for an additional twelve months will immediately vest on the date of termination. Further, if the executive officer’s employment is terminated by the Company other than for cause, or if the executive resigns for good reason, within six months prior to or twelve months following a change of control, all of the officer’s outstanding unvested stock awards will automatically vest and become exercisable on the later of the date of termination or the date of the first closing of any transaction or the stockholder vote resulting in such change of control.

In the event of a change of control of the Company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control, and in the case of Dr. Itin only, any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if he is employed by the Company at that time.

For purposes of the employment agreements, “cause” generally means the executive’s material breach of the executive’s employment agreement or any other written agreement between the executive and the Company; the executive’s gross negligence or willful misconduct in the performance of his duties; the executive’s commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on the Company; the executive’s conviction of, or plea of guilty or no contest to, a felony; conduct by the executive which in the good faith and reasonable determination of the board of directors demonstrates gross unfitness of the executive to serve; the executive’s failure to attempt in good faith to implement a clear and reasonable directive of the board of directors after written notice of such failure, and failure by the executive to cure the same within fifteen business days after receipt of such notice; persistent unsatisfactory performance of the executive’s job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure, if deemed curable; or executive’s breach of his fiduciary duty to the Company. Prior to any determination by the Company that “cause” has occurred, the Company will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” generally means the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position; a reduction in the executive’s base salary; a relocation of the executive’s place of employment to a location outside the metropolitan area in which the executive works, except for required travel on Company business; any material breach by the Company of the executive’s employment after written notice of such breach and failure by the Company to cure the breach within fifteen business days after receipt of such notice; any purported termination of the executive’s employment for cause by the Company that is not in accordance with the definition of cause set forth in the employment agreement; any failure to pay the executive the earned bonus for any period under any management incentive compensation plan adopted by the Company, if a majority of other officers of the Company have been paid bonuses for such period under such plan; or any failure by the Company to obtain the assumption of the executive’s employment agreement by any successor or assignee of the Company.

If the employment of each named executive officer had been terminated due to death, permanent disability, termination without cause or termination for good reason as of December 31, 2007, the estimated maximum benefits that each would have received under their employment agreements are set forth in the table below. For amounts payable in Euros, we have used an exchange rate of $1.4729 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2007.

Payments Receivable upon Termination from Death, Permanent Disability,
Termination without Cause or Termination for Good Reason
Incremental
						Payment Upon	Total
						Termination	Receivable
				Intrinsic		for Disability,	due to
				Value of	Total	without Cause	Termination
			Healthcare	Additional	Receivable	or with	for Disability,
			Benefits	Vested	due to	Good Reason	without Cause
	Salary		and Other	Stock	Termination	(Outplacement	or for
	Continuation	Bonus	Compensation	Options	from Death	Costs)	Good Reason
Name	($)	($)	($)(2)	($)(1)	($)	($)	($)

Christian Itin	412,412	147,290	24,902	11,359	595,963	22,094	618,057
Patrick Baeuerle	365,279	96,306	24,645	9,075	495,305	22,094	517,399
Carsten Reinhardt	353,496	79,310	22,382	2,665	457,453	22,094	479,547

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $2.06 per share on December 31, 2007 and the exercise price, times the number of additional shares that would have vested upon termination

(2)	Amounts in this column consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German state pension, unemployment and health insurance system.

If the Company had entered into a change of control transaction on December 31, 2007, or if the employment of each of the named executive officers had been terminated as of December 31, 2007, and such termination was without cause or for good reason and was within six months prior to or within twelve months following a change of control, the estimated maximum benefits that each named executive officer would have received under their employment agreements are set forth in the following table. For amounts payable in Euros, we have used an exchange rate of $1.4729 per Euro, which was the published rate from the OANDA Corporation currency database as of December 31, 2007.

Incremental Payments for Termination
	Intrinsic	in Connection with Change of Control					Total
	Value of					Intrinsic	Receivable
	Additional					Value of	due to
	Vested			Healthcare		Additional	Termination
	Stock Options			Benefits	Maximum	Vested Stock	in Connection
	Upon Change	Salary		and Other	Outplacement	Options Upon	with Change
	of Control	Continuation	Bonus	Compensation	Costs	Termination	of Control
Name	($)(1)	($)	($)	($)(2)	($)	($)(1)	($)

Christian Itin	5,680	618,618	147,290	37,353	22,094	5,680	836,715
Patrick Baeuerle	4,538	365,279	96,306	24,645	22,094	4,538	517,400
Carsten Reinhardt	1,332	353,496	79,310	23,382	22,094	1,332	480,946

(1)	The intrinsic value of additional stock options which would vest in upon a change of control of the Company and upon a termination in connection with a change of control of the Company is based upon a closing stock price of $2.06 per share on December 31, 2007. In the event of a change of control of the Company, on December 31, 2007, 50% of the unvested stock options would have vested at the time of the ownership change, with the remaining 50% vesting if the executive officer is terminated within twelve months thereafter, except that in the case of Dr. Itin only, any remaining unvested stock awards will become vested and exercisable on the six-month anniversary of the date of the change of control if he is employed by the Company at that time.

(2)	Amounts in this column consist of payments to the named executive officer in lieu of payments on the officer’s behalf into the German state pension, unemployment and health insurance system.

Director Compensation

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all directors of the Company:

Director Compensation for Fiscal Year 2007

	Fees Earned or		Option
	Paid in Cash		Awards				Total
Name	($)(1)		($)(2)(3)		Other Compensation($)		($)

Jerry C. Benjamin	29,500	(4)	76,660	(15)	—		106,160
John E. Berriman	30,500	(5)	79,870	(16)	—		110,370
Michael G. Carter	29,500	(6)	90,512	(17)	—		120,012
David F. Hale	80,167	(7)	276,893	(18)	38,000	(8)	395,090
Christian Itin	—	(9)	—	(9)	—	(9)	—	(9)
Peter Johann	24,500	(10)	44,395	(19)	—		68,895
Barclay A. Phillips	32,500	(11)	70,776	(20)	—		103,276
Phillip M. Schneider	26,000	(12)	90,539	(21)	—		116,539
Joseph P. Slattery	3,500	(13)	1,706	(22)	—		5,206
Otello Stampacchia	26,500	(14)	64,892	(23)	—		91,392

(1)	Pursuant to the Company’s Director Compensation Policy, non-employee directors receive an annual retainer fee of $16,000 for director service, paid in quarterly installments, a fee of $1,500 for each board meeting attended and a fee of $1,000 for each committee meeting attended. In addition, each non-employee director receives the director fee with respect to telephonic board meetings and committee meetings if such telephonic meetings last approximately two hours or longer.

(2)	Pursuant to the Company’s Director Compensation Policy, each non-employee director, other than the chairman of the board, received at the time of the merger with CancerVax Corporation, or receives upon the initial appointment or election to the board, a non-qualified stock option to purchase 35,000 shares of the Company’s common stock. The chairman received at the time of the merger with CancerVax Corporation, or receives upon the initial appointment or election, a non-qualified stock option to purchase 70,000 shares of the Company’s common stock. Each of these options vests in equal installments at the end of each calendar month over a period of three years from the date of grant, such that each stock option is 100% vested on the third anniversary of its date of grant, subject to a director’s continuing service on the board through each vesting date. In addition, on the date of each annual meeting of stockholders, (i) the chairman of the audit committee receives a non-qualified stock option to purchase 7,500 shares of the Company’s common stock, (ii) the chairman of the compensation committee receives a non-qualified stock option to purchase 5,000 shares of the Company’s common stock, and (iii) the chairman of the nominating & corporate governance committee receives a non-qualified stock option to purchase 2,500 shares of the Company’s common stock. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option is 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through each vesting date. In addition, on the date of each annual meeting of stockholders, all non-employee directors, other than the chairman of the board, receive a non-qualified stock option to purchase 15,000 shares of the Company’s common stock, and the chairman receives a non-qualified stock option to purchase 30,000 shares of the Company’s common stock. Each of these options vests in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option is 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the board through each vesting date. Pursuant to the Company’s Director Compensation Policy, the exercise price for each of the grants is the closing price on the date of grant.

(3)	Amounts in this column represent the compensation costs incurred by the Company during 2007 related to stock options held by the director, rather than an amount paid to or realized by the director. These amounts were calculated utilizing the provisions of SFAS No. 123(R), using a Black-Scholes pricing model and assuming no forfeiture of awards granted to the director. For additional information regarding assumptions made by the Company in valuing equity awards under SFAS 123(R), see Notes 3 and 14 to the Company’s consolidated financial statements for the year ended December 31, 2007.

(4)	Comprised of $16,000 in annual director retainer fees, $7,500 in board meeting attendance fees and $6,000 in committee meeting attendance fees.

(5)	Comprised of $16,000 in annual director retainer fees, $7,500 in board meeting attendance fees and $7,000 in committee meeting attendance fees.

(6)	Comprised of $16,000 in director retainer fees, $7,500 in board meeting attendance fees and $6,000 in committee meeting attendance fees.

(7)	Comprised of $72,667 in director retainer fees and $7,500 in board meeting attendance.

(8)	Reimbursement of salary expenses incurred by Mr. Hale for his administrative assistant.

(9)	Dr. Itin did not receive any compensation as a director of the Company during 2007. Dr. Itin’s compensation in his capacity as President and Chief Executive Officer of the Company has been fully reflected in the Summary Compensation Table.

(10)	Comprised of $16,000 in director retainer fees, $7,500 in board meeting attendance fees and $1,000 in committee meeting attendance fees. All fees were paid to NGN Capital LLC.

(11)	Comprised of $16,000 in director retainer fees, $7,500 in board meeting attendance fees and $9,000 in committee meeting attendance fees.

(12)	Comprised of $14,000 in director retainer fees, $6,000 in board meeting attendance fees and $6,000 in committee meeting attendance fees.

(13)	Comprised of $2,000 in director retainer fees and $1,500 in board meeting attendance fees.

(14)	Comprised of $16,000 in director retainer fees, $7,500 in board meeting attendance fees and $3,000 in committee meeting attendance fees payable to Omega Fund I, L.P. and Omega III, L.P. in proportion to their relative shareholdings in the Company.

(15)	The aggregate number of option awards outstanding at December 31, 2007 was 60,000 shares.

(16)	The aggregate number of option awards outstanding at December 31, 2007 was 68,155 shares.

(17)	The aggregate number of option awards outstanding at December 31, 2007 was 83,608 shares.

(18)	The aggregate number of option awards outstanding at December 31, 2007 was 579,295 shares.

(19)	The aggregate number of option awards outstanding at December 31, 2007 was 50,000 shares, which were held in the name of NGN Capital LLC.

(20)	The aggregate number of option awards outstanding at December 31, 2007 was 55,000 shares.

(21)	The aggregate number of option awards outstanding at December 31, 2007 was 65,000 shares.

(22)	The aggregate number of option awards outstanding at December 31, 2007 was 35,000 shares.

(23)	The aggregate number of option awards outstanding at December 31, 2007 was 50,000 shares. Pursuant to the limited partnership agreements of Omega Fund I, L.P. and Omega Fund III, L.P., Omega Fund I, L.P. and Omega Fund III, L.P. are the beneficiaries of any remuneration, including stock options, received by Mr. Stampacchia in connection with his service as Director of the Company. Mr. Stampacchia disclaims beneficial ownership of the stock options or such shares that may be purchased upon exercise of the stock options, except to the extent of his pecuniary interest therein.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

Under its charter, our audit committee is responsible for reviewing and approving all related party transactions. We annually require each of our directors and executive officers to complete a director and officer questionnaire that elicits information about related person transactions, including any such transactions which are required to be disclosed under the rules of the SEC. In addition, under our Code of Ethics, our directors, officers and employees are expected to avoid conflicts of interest with the Company and are required to report any such conflicts of interest to our General Counsel or, in the case of our directors, to the full board. Our audit committee reviews all such transactions and relationships which come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.

Certain Related-Person Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Micromet stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Micromet, Inc., Attn: Corporate Secretary, 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors

Matthias Alder
Secretary

April 29, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Micromet, Inc., 6707 Democracy Boulevard, Suite 505, Bethesda, Maryland 20817.

MICROMET, INC. 6707 DEMOCRACY BOULEVARD SUITE 505 BETHESDA, MD 20817	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on 6/26/08. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Micromet, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on 6/26/08. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Micromet, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MCROM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROMET, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2

Vote on Directors

1.	Election of Directors Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except”and write the number(s) of the nominee(s) on the line below.
	(01) Christian Itin, Ph.D. (02) Peter Johann, Ph.D. (03) Joseph P. Slattery			

Vote on Proposals					For Against Abstain

2.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.				  

3.	To conduct any other business properly brought before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					Yes No
Please indicate if you plan to attend this meeting.
MATERIALS ELECTION					 

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.


Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Micromet, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 27, 2008
The stockholder(s) hereby appoint Mark Reisenauer and Matthias Alder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as described on the reverse side of this ballot, all of the shares of common stock of Micromet, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time, on June 27, 2008, at the Marriott Suites Bethesda, 6711 Democracy Boulevard, Bethesda, Maryland, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY
ENVELOPE.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)